UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EVERTEC, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required per Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EVERTEC, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2024

May 14, 2024

Appointment of Proxy Solicitor

Subsequent to filing and mailing the Proxy Statement (the “Proxy Statement”) for the 2024 Annual Meeting of Stockholders of Evertec, Inc. (“Evertec”, the “Company”, “we”, “us”, or “our”) to be held on May 23, 2024 (the “Annual Meeting”), the Company engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it with the solicitation of proxies for the Annual Meeting. The Company has agreed to pay MacKenzie approximately $20,000, plus reasonable expenses in connection with the proxy solicitation, for its services. We have also agreed to indemnify MacKenzie against various losses and expenses that relate to or arise out of its performance of services to us (subject to certain exceptions). We bear all proxy solicitation costs. MacKenzie Partners may solicit proxies by telephone, email, and mail.

Please vote your proxy today. If you previously voted by Internet, telephone, or mail, you may vote again if you wish to change your vote. If you need any assistance in voting, please contact MacKenzie toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

You do not have to take any action if you have previously voted your shares and do not wish to change your vote.

Except as specifically supplemented by the information contained in this supplement and the supplemental materials filed with the Securities and Exchange Commission (“SEC”) on May 13, 2024, all information set forth in the Proxy Statement remains unchanged. This supplement should be read in conjunction with the Proxy Statement and the supplemental materials filed with the SEC on May 13, 2024. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.